EXHIBIT 3.8


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                             DISPLAY.IT HOLDINGS PLC
                                    Carmelite
                             50 Victoria Embankment
                                   Blackfriars
                                 London EC4Y 0DX

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24 June 1996


Mr. David G Familant
31 Ave Princesse Grace
MC 98000
Monaco

Dear David

Display.IT (the "Company")

On behalf of the Company I write to confirm your appointment as a non-executive director of the company with effect from 24 June 1996 on the following terms:

1. Your appointment, subject to re-election when appropriate by the Annual General Meeting of the Company, will be for a term of 3 years until 23 June 1999.

2. You will be entitled to a fee for your services as a director of (pound sterling)10,000 per annum.

3. As a non-executive director you will perform the duties normally attendant to that office, including (without limitation) attending board meeting, which are normally held every two months.

4. You will also be entitled to reasonable out-of-pocket expenses incurred in carrying out your duties.

5. During the period of your appointment you will comply with the Code of Conduct which incorporates the Stock Exchange Model Code for Securities Transactions by Directors of Public Companies.

6. Notwithstanding the other provisions of this letter, the Company shall be entitled to terminate your appointment in accordance with the provisions of the Articles of Association of the Company and on such termination no notice or fees will be due to you.


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7.       Both during the term of your appointment and after its termination you will observe the obligations of confidentiality which are attendant on the office of director.

Please confirm your agreement to the above by signing and returning to me the duplicate of this letter.

I look forward to your joining us at the next board meeting.

Yours sincerely



PETER LEVIN
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For and on behalf of Display.IT plc



I confirm and agree to the above



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                             SCHEDULE TO EXHIBIT 3.8


         Letter Agreements substantially identical in all material respects to the Letter Agreement by and between Display.IT Holdings plc and David G. Familiant, dated June 24, 1996, were entered into with the two parties listed below. The material details in which the Letter Agreements listed below differ from the Letter Agreement by and between Display.IT Holdings plc and David G. Familiant are identified.

         1) Letter Agreement by and between Display.IT Holdings plc and Catita Edward, dated June 24, 1996

         2) Letter Agreement by and between Display.IT Holdings plc and Marjorie Moe, dated June 24, 1996


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